Exhibit 107

Calculation of Filing Fee Table

SCHEDULE 14A

(Form Type)

Cyteir Therapeutics, Inc.

(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee

Fees to be Paid	$119,461,458.25	0.00014760	$17,632.52

Fees Previously Paid	—		—

Total Transaction Valuation	$119,461,458.25

Total Fees Due for Filing			$17,632.52

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$17,632.52

(i)	Title of each class of securities to which transaction applies:

Common Stock, $0.001 par value per share, of the Registrant (“Common Stock”)

(ii)

Aggregate number of securities to which transaction applies: As of the close of business on September 27, 2023, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 36,091,075 issued and outstanding shares of Common Stock.

(iii)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee pursuant to Exchange Act Rule 0-11(c), the underlying value of the transaction was calculated as the product of 36,091,075 shares of Common Stock multiplied by $3.31, the highest estimated liquidating distribution (such sum, the “Total Consideration”).

(iv)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.00014760